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                                                                  Exhibit 5.3




                   [LETTERHEAD OF RICHARDS, LAYTON & FINGER]


                               November 10, 1997




SDG&E Funding LLC
101 Ash Street
Room 111
San Diego, CA 92101

            Re:   SDG&E Funding LLC -- Legality of Notes
                  --------------------------------------


Ladies and Gentlemen:

      We have acted as special Delaware counsel for San Diego Gas & Electric Company, a California corporation ("San Diego Gas"), and SDG&E Funding LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

      For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

      (a) The Certificate of Formation of the Company, dated as of July 1, 1997 (the "LLC Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on July 1, 1997;

      (b) The Limited Liability Company Agreement of the Company, dated as of July 1, 1997, executed by San Diego Gas, as the sole member of the Company
(the "Member");
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SDG&E Funding LLC
November 10, 1997
Page 2

             (c) The Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 6, 1997 (the "LLC Agreement"), executed by the Member;

             (d) The form of Letter Agreement, to be executed by each member of the Board of Directors of the Company, including the Independent Director (as defined in the LLC Agreement);

             (e) Amendment No. 3 to the Registration Statement (the "Registration Statement") on Form S-3, including a related prospectus (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission on November 7, 1997;

             (f) The form of Indenture, to be executed by the Company and the Note Trustee to be named therein, attached as an exhibit to the Registration Statement pursuant to which the Notes are to be issued;

             (g) The form of Note Purchase Agreement, to be executed by the Company and Bankers Trust Company, certificate trustee; and

             (h) A Certificate of Good Standing for the Company, dated November 6, 1997, obtained from the Secretary of State.

              Initially capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement. The documents listed in paragraph (f) and (g) above are hereinafter referred to each as a "Transaction Document" and collectively as the "Transaction Documents."

              For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
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SDG&E Funding LLC
November 10, 1997
Page 3

           With respect to all documents examined by us, we have assumed that
(i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

           For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us, (ii) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (iii) except to the extent provided in paragraph 3 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

           This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

           Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

           1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware.

           2.   Under the Delaware Limited Liability Company Act, 6 Del. C. (S)
                                                                    -------
18-101, et seq. (the "LLC Act") and LLC Agreement, upon the execution and
        -- ----
delivery of the LLC Agreement, the Company will have all necessary limited liability company power and authority to execute and deliver the Transaction Documents and issue the Notes, and to perform its obligations under the Transaction Documents.

           3. Under the LLC Act and the LLC Agreement, upon the execution and delivery of the LLC Agreement, the execution and delivery by the Company of the
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SDG&E Funding LLC
November 10, 1997
Page 4



Transaction Documents and the Notes, and the performance by the Company of its obligations under the Transaction Documents, will have been duly authorized by all necessary limited liability company action on the part of the Company.

             We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                        Very truly yours,

                                        /s/ RICHARDS, LAYTON & FINGER